NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on March 24, 2023, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on March 13, 2023 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The merger between Macquarie Global Infrastructure Total Return Fund Inc. and abrdn Global Infrastructure Income Fund, became effective before market open on March 13, 2023. Each share of Common Stock of Macquarie Global Infrastructure Total Return Fund Inc. was exchanged for 1.329043 common shares of abrdn Global Infrastructure Income Fund. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on March 13, 2023.